News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
215.553.8323

CHECKPOINT SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2011 RESULTS

Philadelphia, Pennsylvania, August 2, 2011 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 26, 2011.

Net revenues for the second quarter of 2011 were $219.9 million compared to net revenues for the second quarter of 2010 of $208.2 million.  Net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2011 were $9.5 million, or $0.23 per diluted share, compared to net earnings for the second quarter of 2010 of $9.0 million, or $0.22 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2011 excluding restructuring expenses and acquisition costs were $12.6 million, or $0.31 per diluted share, compared to $10.0 million, or $0.25 per diluted share in the second quarter of 2010.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems, said, “With a foreign exchange tailwind and acquisition growth, Checkpoint’s revenues increased by 5.6% in the second quarter.  Organic revenues declined 3.1% as customers in our end markets, particularly in Europe, remained cautious about any economic recovery.  While our revenues increase was driven in large part by the strong euro, foreign exchange had little economic impact as increased costs related to foreign currencies largely offset the positive impact on revenues.”

Mr. van der Merwe continued, “We continued to take aggressive actions in the second quarter to increase our gross margins and reduce our expense base, and will continue to do so over the remainder of the year.  Gross margin, as anticipated, was below the comparable quarter last year but up sequentially as we addressed the production issues that hampered us in the first quarter, and we expect continued improvement through the remainder of 2011.  Apparel Labeling Solutions negatively impacted gross margin versus last year due to weaker execution at certain Asian facilities and the initial impact of the Shore to Shore acquisition.  Additionally, SG&A expenses were higher in the second quarter as we continued to incur costs associated with the necessary initiatives, including our ERP system implementation, needed to position the Company for meaningful SG&A reductions in the second half of 2011 and into next year.  We believe the Company has the right plan in place to improve our financial performance in the second half of 2011 and into 2012, even in the face of a difficult economic environment.”

Mr. van der Merwe concluded, “During the second quarter, we benefited from a considerable extension and renewal of sales type lease arrangements.  These transactions, which have an immediate positive impact on our cash flow and increase customer retention for Checkpoint longer term, provide further evidence of the value we provide to our end users.  Although we expect continued cautiousness within our end user markets over the near term, we believe the converging fields of shrink management, merchandise visibility and apparel labeling present a compelling market opportunity for Checkpoint to create significant value for our shareholders over the longer term.”

Selected analysis and discussion for the second quarter of 2011:

•
Net revenues increased 5.6%.  Foreign currency effects resulted in a 5.9% net revenues increase driven principally by the stronger euro.  An organic net revenues decline of 3.1% was driven principally by the Shrink Management Solutions business segment, notably EAS consumables.  Acquisition growth contributed 2.8% of the increase resulting from the acquisition of Shore to Shore, Inc.

•	Gross profit margin was 38.9% compared to 43.6% for the second quarter of 2010. The decrease was principally due to lower gross margins in the Apparel Labeling Solutions and CheckView® businesses.

•
Selling, general and administrative (SG&A) expenses were $80.7 million compared to $70.2 million for the second quarter of 2010.  The increase was due primarily to costs associated with building internal capabilities prior to implementing our company-wide ERP system and associated SG&A restructuring initiatives and the impact of foreign currency translation.

•
GAAP operating income was $12.6 million compared to $14.1 million for the second quarter of 2010.  Non-GAAP operating income excluding restructuring expense and acquisition costs was $16.1 million, or 7.3% of net revenues.  Non-GAAP operating income for the second quarter of 2010 was $15.3 million, or 7.4% of net revenues.  The impact of foreign currency translation on revenues and gross profit was largely offset by the impact on SG&A expenses.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expense was $1.5 million due to the selling, general, and administrative restructuring plan.

•	Effective tax rate was 13.8% compared to 24.3% for the second quarter of 2010.

•
Cash flow provided by operating activities was $22.2 million compared to cash flow provided by operating activities of $13.6 million for the second quarter of 2010.  The renewal and extension of sales type lease arrangements coupled with bank financing contributes to our cash flow growth while solidifying our long term relationships with key customers.

•
At June 26, 2011, cash and cash equivalents were $183.8 million compared to $173.8 million at December 26, 2010, and total debt was $173.1 million compared to $141.9 million at December 26, 2010 with the acquisition of Shore to Shore contributing to our increased debt levels.  Capital expenditures were $5.1 million for the second quarter of 2011.

Outlook for 2011

Based on an assessment of current market conditions, Checkpoint has updated guidance for 2011.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $920 million to $940 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $1.24 to $1.34.

•	Non-GAAP operating income margin is expected to be in the range of 7.4% to 7.8%.

•	An annualized tax rate is expected to be in the range of 20% to 23%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $45 million to $55 million.

Checkpoint Systems will host a conference call today, August 2, 2011, at 11:00 AM Eastern Time, to discuss its 2011 second quarter results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: our ability to integrate the Shore To Shore acquisition we acquired last quarter and other prior acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010

Net revenues	$ 219,931	$ 208,176	$ 404,604	$ 395,632
Cost of revenues	134,439	117,412	248,738	224,317
Gross profit	85,492	90,764	155,866	171,315

Selling, general, and administrative expenses	80,695	70,233	155,078	140,035
Research and development	5,347	5,216	10,136	9,908
Restructuring expenses	1,495	1,199	3,092	1,635
Acquisition costs	2,017	—	2,203	—
Other operating income	16,672	—	16,672	—
Operating income	12,610	14,116	2,029	19,737
Interest income	727	698	1,693	1,366
Interest expense	1,918	1,421	3,560	3,021
Other gain (loss), net	(376)	(1,462)	(266)	(1,196)
Earnings (loss) before income taxes	11,043	11,931	(104)	16,886
Income taxes	1,521	2,898	(315)	4,416
Net earnings	9,522	9,033	211	12,470
Less: income (loss) attributable to non-controlling interests	2	(7)	2	(76)
Net earnings attributable to Checkpoint Systems, Inc.	$ 9,520	$ 9,040	$ 209	$ 12,546
Net earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings per share	$ 0.23	$ 0.23	$ 0.01	$ 0.32

Diluted earnings per share	$ 0.23	$ 0.22	$ 0.01	$ 0.31

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	June 26, 2011	December 26, 2010
(unaudited)

Cash and Cash Equivalents	$ 183,831	$ 173,802
Working Capital	$ 273,355	$ 298,794
Current Assets	$ 580,696	$ 512,829
Total Debt	$ 173,071	$ 141,949
Total Equity	$ 612,641	$ 584,291
Total Assets	$ 1,191,960	$ 1,035,273

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010

Net revenues	$ 219,931	$ 208,176	$ 404,604	$ 395,632

GAAP operating income	12,610	14,116	2,029	19,737

Non-GAAP adjustments:

Restructuring expenses	1,495	1,199	3,092	1,635
Acquisition costs	2,017	—	2,203	—
Adjusted Non-GAAP operating income	$ 16,122	$ 15,315	$ 7,324	$ 21,372

GAAP operating margin	5.7%	6.8%	0.5%	5.0%
Adjusted Non-GAAP operating margin	7.3%	7.4%	1.8%	5.4%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Earnings attributable to Checkpoint Systems, Inc.:	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010

Earnings attributable to Checkpoint Systems, Inc., as reported	$ 9,520	$ 9,040	$ 209	$ 12,546

Non-GAAP adjustments:

Restructuring expenses, net of tax	1,073	935	2,217	1,383
Acquisition costs, net of tax	1,975	—	2,157	—
Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 12,568	$ 9,975	$ 4,583	$ 13,929

Reported diluted shares	40,914	40,510	40,903	40,301

Adjusted diluted shares	40,914	40,510	40,903	40,301

Reported net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.23	$ 0.22	$ 0.01	$ 0.31

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.31	$ 0.25	$ 0.11	$ 0.35